An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2021

MHHC Enterprises, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

mhhcco.com

400 Union ST SE

STE 200

Olympia, WA 98501

tel:253-336-6442

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

6399	82-4972078
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 20,000,000 Shares

This is a public offering of up to $20,000,0000 in shares of Common Stock of MHHC Enterprises, Inc. at a price between $0.01and $1.00, to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the later of the a) the date the Offering Circular is approved by the Attorney General of the state of New York or b) the approval of a dividend by FINRA at a ratio of 10:1 for each holder of common stock (unless extended by the Company, in its own discretion, for up to another 90 days). Unless otherwise identified, all references to the issued and outstanding stock throughout are based prior to any issuance of dividend shares.

Our Common Stock currently trades on the OTC Pink market under the symbol “MHHC:OTCPink” and the closing price of our Common Stock on June 18, 2021 was $0.45.  Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

 SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to MHHC Enterprises, Inc.

Our Company

MHHC Enterprises, Inc (the “Company”) was incorporated in Nevada on February 6, 2004 as Aquagen International, Inc. On July 7, 2005, the Company changed its name to Hoodia International, Inc., and on March 19, 2008 it changed its name to Oceanic Research and Recovery, Inc. In early 2016, the Company was placed into custodianship by the courts of Nevada under a cause of action brought by shareholders as management had abandoned the Company. In August of 2017, the Company acquired/merged with McCusker & Company changing the name of the Company to McCusker Holdings, Inc. The Company began operations providing product warranties direct to consumers. After the management team was replaced by Frank Hawley, our current CEO, the Company changed its name to MHHC Enterprises, Inc. in August of 2019.

Overview

MHHC Enterprises, Inc., (the “Company”) is a diversified holding company whose core businesses are presently composed of two subsidiaries, MHHC Warranty and Services, Inc. and MHHC Reinsurance, Inc. The Company has recently created a newly formed subsidiary, ONBLi , Inc.

The Company’s current revenues are generated by MHHC Warranty and Services, Inc through the sale of extended services contracts (“ESC”) sold through more than 1,000 retail locations in the United States and online over various ecommerce websites and portals. Its ESC’s warranty services provide original equipment manufacturers (“OEM”) customers with extended warranties for consumer electronics and other related products that are supported with help desk and other warranty administration support. The Company’s clients currently include OEM’s, retailers, underwriters and third-party administrators (“TPA’s).

In an effort to accelerate the growth of the Company’s ESC services, the Company is currently undertaking an expansion strategy to develop, build, and license various products and services for sale through a proprietary internally developed online ecommerce platform. The Company, through a newly formed wholly owned subsidiary, ONBLi, Inc. shall further integrate its ecommerce platform with a streamlined easy to use customer focused process that will directly link its ecommerce platform with the Company’s ESC warranty services, providing customers with ecommerce linked products and services coupled with warranty services. MHHC Reinsurance, Inc. will act as a reserve/investment fund backing up MHHC Warranty and Services, Inc’s ESC claim reserve fund.

Our Strategy

The Company currently works with various OEM’s, retailers, underwriters, and TPA’s either through retail outlets or through various ecommerce websites and portals. It is the Company’s strategy to build, develop, and license technologies that will allow it to launch ecommerce portals and/or websites that will streamline the integration of its ESC warranty services with a cloud based platform that offers products and services that it may license, manage, or otherwise offer, with a linked ESC warranty service. In developing, building, and integrating the technology to link its ESC warranty services with those other products, the Company believes it can leverage its current ESC warranty services and expand its reach, while developing other revenue streams.

In addition to capturing additional ESC warranty services, the development of new ecommerce portals and/or websites will additionally allow the company to expand into cloud based product sales and other related services. The Company believes that by expanding and selling additional products through ecommerce activities online that it can both enhance its customer reach, develop and link complementary services, expand its technological knowledge that will allow the Company to stay competitive and relevant in a fast pace changing marketplace that is quickly adopting new technologies and strategies, and quickly build critical mass in support of creating a sustainable corporate enterprise that can defend, endure, and thrive in the current evolving marketplace, a marketplace that requires the skills and knowledge of how to operate and sell to customers virtually in a cloud based environment.

THE OFFERING

Common Stock we are offering	Maximum offering of 20,000,000 shares at a price between $0.01 per share and $1.00 per share

Common Stock outstanding before this Offering	4,921,500 shares of Common Stock, par value $ 0.001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York and within each such state that the Company is given approval to offer the Shares . However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this Offering Circular, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this Offering Circular relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This Offering Circular also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business

Actual losses and loss adjustment expenses we incur under warranties that we write may be different from the amount of reserves we establish, and to the extent that actual losses and loss adjustment expenses exceed our expectations and the reserves reflected on our financial statements, we will be required to immediately reflect those changes by increasing our reserves. In addition, government regulators could require that we increase our reserves if they determine that our reserves were understated in the past. When we increase reserves, our pre-tax income for the period in which we do so will decrease by a corresponding amount. Such a downgrade could, in turn, adversely affect our ability to sell warranties.

Because we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our Business.

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete.

If market conditions cause reinsurance to be more costly or unavailable, we may be required to bear increased risks or reduce the level of our underwriting commitments.

As part of our overall strategy of risk and capacity management, we purchase a contractual liability policy for a significant amount of risk underwritten by our warranty subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current contractual liability policy or obtain another contractual liability policy in an adequate amount and at a favorable rate. If we are unable to renew our expiring policy or obtain new a new policy, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

Historically, the results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

-	competition;
-	capital capacity;
-	rising levels of actual costs that are not foreseen by companies at the time they price their products;
-	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;
-	changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop; and
-	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may affect the ultimate payout of losses.

We face significant competitive pressures in our business that could cause demand for our products to fall and adversely affect our profitability.

We compete with a large number of other warranty companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Some of our competitors have greater financial and marketing resources than we do. Our profitability could be adversely affected if we lose business to competitors offering similar or better products at or below our prices.

Because we are heavily regulated by the U.S. States in which we operate, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the U.S. states in which our warranty company subsidiary operates. This is particularly true in those states in which our warranty subsidiary is licensed, as opposed to those states where our warranty subsidiary writes business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our warranty holders and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

-	standards of solvency, including risk-based capital measurements;
-	restrictions on the nature, quality and concentration investments;
-	restrictions on the types of terms that we can include in the warranties we offer;

The statutes or the state insurance department regulations may affect the cost or demand for our products and may impede us from obtaining rate increases or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have discretion to grant, renew or revoke licenses and approvals subject to the applicable state statutes and appeal process. If we do not have the requisite licenses and approvals (including in some states the requisite secretary of state registration) or do not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us.

We may require additional capital in the future that may not be available or only available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that we need to raise additional funds, any equity or debt financing for this purpose, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the common shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

Risks Related to Our Business and Industry

Risks Related to the Securities Markets and Ownership of our Equity Securities

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our current officers and directors own 100% of our Series A Preferred Stock, which has a perpetual voting right of 51% of total voting rights, and they have control of our business. As a result, they will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our voting securities could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, it could cause us to enter into transactions or agreements that we would not otherwise consider.

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 200,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this Offering Circular, 921,500 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $100,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised 5,000,000), 50% of the Maximum Offering proceeds raised ($10,000,000), 75% of the Maximum Offering proceeds raised ($15,000,000) and the Maximum Offering proceeds raised of $ $20,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

If the offering price per share is $1.00 per share.

	If 25% of the	If 50% of the	If 75% of the	If 100% of the
	Offering is Raised	Offering is Raised	Offering is Raised	Offering is Raised
Cost of the Offering	$ 100,000.00	$ 100,000.00	$ 100,000.00	$ 100,000.00
Net Proceeds	$ 4,900,000.00	$ 9,900,000.00	$ 14,900,000.00	$ 19,900,000.00
Wages	$ 572,000.00	$ 1,144,000.00	$ 1,500,000.00	$ 2,000,000.00
Software & Computers	$ 75,000.00	$ 150,000.00	$ 225,000.00	$ 275,000.00
Property Acquisition and Development Costs	$ 2,500,000.00	$ 2,500,000.00	$ 2,991,000.00	$ 4,000,000.00
E-Commerce Infrastructure Cost (warehousing and server farms)	$ 500,000.00	$ 1,300,000.00	$ 2,800,000.00	$ 3,000,000.00
Brand Rights, and Manufacturing costs	$ 500,000.00	$ 2,500,000.00	$ 4,000,000.00	$ 5,800,000.00
Administrative and Legal	$ 40,000.00	$ 120,000.00	$ 120,000.00	$ 250,000.00
Sales and Marketing	$ 121,000.00	$ 242,000.00	$ 300,000.00	$ 500,000.00
Working Capital	$ 692,000.00	$ 2,044,000.00	$ 3,064,000.00	$ 4,075,000.00
TOTAL	$ 5,000,000.00	$ 10,000,000.00	$ 15,000,000.00	$ 20,000,000.00

Brand rights and manufacturing cost may include the production cost to produce our own brands sold through our e-commerce site or acquiring brand rights of fully developed products to be sold through our E-commerce platform.

If the offering price per share is $0.50 per share.

	If 25% of the	If 50% of the	If 75% of the	If 100% of the
	Offering is Raised	Offering is Raised	Offering is Raised	Offering is Raised
Cost of the Offering	$ 100,000.00	$ 100,000.00	$ 100,000.00	$ 100,000.00
Net Proceeds	$ 2,475,000.00	$ 4,950,000.00	$ 7,425,000.00	$ 9,900,000.00
Wages	$ 500,000.00	$ 1,000,000.00	$ 1,500,000.00	$ 2,000,000.00
Software & Computers	$ 68,750.00	$ 137,500.00	$ 206,250.00	$ 275,000.00
Property Acquisition and Development Costs	$ 500,000.00	$ 1,000,000.00	$ 1,500,000.00	$ 2,000,000.00
E-Commerce Infrastructure Cost (warehousing and server farms)	$ 250,000.00	$ 500,000.00	$ 750,000.00	$ 1,000,000.00
Brand Rights, and Manufacturing costs	$ 250,000.00	$ 500,000.00	$ 750,000.00	$ 1,000,000.00
Administrative and Legal	$ 62,500.00	$ 125,000.00	$ 187,500.00	$ 250,000.00
Sales and Marketing	$ 100,000.00	$ 200,000.00	$ 300,000.00	$ 400,000.00
Working Capital	$ 1,037,500.00	$ 2,075,000.00	$ 3,112,500.00	$ 3,075,000.00
TOTAL	$ 2,500,000.00	$ 5,000,000.00	$ 7,500,000.00	$ 10,000,000.00

Brand rights and manufacturing cost may include the production cost to produce our own brands sold through our e-commerce site or acquiring brand rights of fully developed products to be sold through our E-commerce platform.

If the offering price is $0.01 per share.

	If 25% of the	If 50% of the	If 75% of the	If 100% of the
	Offering is Raised	Offering is Raised	Offering is Raised	Offering is Raised
Cost of the Offering	$ 50,000.00	$ 100,000.00	$ 100,000.00	$ 100,000.00
Net Proceeds		$ -	$ 50,000.00	$ 100,000.00
Wages		$ -	$ -	$ -
Software & Computers		$ -	$ 50,000.00	$ 50,000.00
Property Acquisition and Development Costs		$ -	$ -	$ -
E-Commerce Infrastructure Cost (warehousing and server farms)		$ -	$ -	$ -
Brand Rights, and Manufacturing costs		$ -	$ -	$ -
Administrative and Legal		$ -	$ -	$ -
Sales and Marketing		$ -	$ -	$ 25,000.00
Working Capital		$ -	$ -	$ 25,000.00
TOTAL	$ 50,000.00	$ 100,000.00	$ 150,000.00	$ 200,000.00

Any funds raised at $.01 PPS would be a failed event, but the proceeds would be used to payoff cost of offering, and at 100% enhance software application and market products.

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock; however, we have approved a dividend of 10 shares of common stock for each 1 share of common stock currently held to be deemed effective before qualification. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $1.00 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of June 15, 2021 and the balance sheet as of December 31, 2020 and exclude offering costs of approximately $100,000.00 and anticipate a dividend of 10 shares for each share of common stock held.

	25%	50.0%	75%	100%
Net Value	$4,715,790.00	$9,715,790.00	$14,715,790.00	$19,715,790.00
# Total Shares	59,136,500	64,136,500	69,136,500	74,136,500
Net Book Value Per Share	$0.0797	$0.1515	$0.2129	$0.2659
Increase in NBV/Share	$0.0831	$0.1549	$0.2163	$0.2693
Dilution to new shareholders	$0.9203	$0.8485	$0.7871	$0.7341
Percentage Dilution to New	0.00%	0.00%	0.00%	0.00%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.01 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of May 12, 2021 and the balance sheet as of December 31, 2020 and exclude offering costs of approximately $100,000.00 and anticipate a dividend of 10 shares for each share of common stock held.

	25%	50.0%	75%	100%
Net Value	($234,210.00)	($184,210.00)	($134,210.00)	($84,210.00)
# Total Shares	59,136,500	64,136,500	69,136,500	74,136,500
Net Book Value Per Share	-$0.0040	-$0.0029	-$0.0019	-$0.0011
Increase in NBV/Share	-$0.0006	$0.0005	$0.0015	$0.0023
Dilution to new shareholders	$0.0140	$0.0129	$0.0119	$0.0111
Percentage Dilution to New	139.60%	128.72%	119.41%	111.36%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Revenues

During the years ended December 31, 2020 and December 31, 2019 we generated $317,0492 and $290,030 of revenues, respectively.

For the three months ended March 31, 2021 and March 31, 2020 we generated $118,800 and 71,845 of revenues, respectively.

Operating Expenses

Direct cost of revenues during the year ended December 31, 2020 amounted to $135,132 compared to $221,802 for the year ended December 31, 2019. Our direct costs were generally associated with warranty claims paid.

Operating costs, consisting of general and administrative costs for the year ended December 31, 2020 were $46,095 compared to $375,101 for the year ended December 31, 2019.

Direct cost of revenues during the three months ended March 31, 2021 amounted to $55,730 compared to $33,085 for the three months ended March 31, 2020. Our direct costs were generally associated with warranty claims paid.

Operating costs, consisting of general and administrative costs for the three months ended March 31, 2021 were $180,052 compared to $69,171 for the three months ended March 31, 2020.

Net Loss

As a result of the foregoing, during the year ended December 31, 2020, we recorded a net loss of $268,259 compared to net income of $310,795 for the year ended December 31, 2019.

As a result of the foregoing, for the three months ended March 31, 2021, we recorded a net loss of $119,381 comparted to a net loss of $30,411 for the three months ended March 31, 2020.

Operating Activities

During the year ended December 31, 2020, we used $96,292 in operating activities. During the year ended December 31, 2019, we received $32,053 of cash in operating activities. The change in cash provided by operating expense was mainly due to a shift in a substantial change in accounts receivable.

During

the three months ended March 31, 2021, we used $84,203 operating activities. During the three months ended March 31, 2020, we used $12,385 of cash in operating activities. The change in cash provided by operating expense was mainly due to a shift in a substantial change in accounts receivable and accounts payable.

Investing Activities

For the year ended December 31, 2020 and December 31, 2019 we used $2,140 and $0 in investing activities.

For

the three months ended March 31, 2021 and March 31, 2020 we used $0 in investing activities.

Financing Activities

During the year ended December 31, 2020, financing activities provided $225,800 primarily through promissory notes. For the year ended December 31, 2018 financing activities generated $(16,353) from repayment of notes and loans.

During the three months ended March 31, 2021 financing activities provided $35,700 from the proceeds of the sale of promissory note. For the three months ended March 31, 2020, we didn’t raise any funds from financing activities.

PPP Loans

In February 2021, we received approximately $34,000 from the federal paycheck protection program. We anticipate continuing operations and have the loan forgiven.

Reinsurance Liability

MHHC ReInsurance Inc a Washington Corporation is currently carrying reserves of approximately $51,462 or 40% of wholesale premiums (approximately $130,000). MHHC reinsurance entity literally as of June 2021 is being funded due to the Pandemic. Our organization has been obtaining and meeting regulatory requirements in these states: AL, AR, AZ. CT, CA, IA, IL, KY, LA, MA, MD MN, Mo, NM, NV, OK, OR, SC, TX, UT, VA, VT, WA, WI, of these regulatory states we have not had sales in the State of Washington, and only weeks to a few months of sales for the other states.

Collectively wholesale warranty premiums from these states for 2020 are approximately 74,000.00, and 56,000 for 2019. Our risk is assessed on wholesale premiums at 40%, which creates a reserve at this time of approximately $51,000 for MHHC ReInsurance. We expect exponential growth of reserve as MHHC Warranty and Service expands dealership sales. None of our insurance losses from claims have been recovered from our ReInsurance corporation, the Extended Service Contract covered for 2019 and 2020 relatively new, all claims that have been paid are manage through our Deferred Revenue fund.

Our risk protections are redundant, our track record in covering claims is consistent, our reserve is being established, and we have ample access to additional credit before MHHC would invoke Contract Liability Policy. Briefly, CLP/CLIP redundancy is another layer to protect the consumers claims; Plateau, an A- carrier provides coverages if there is a likelihood or probability that MHHC ReInsurance, or MHHC Enterprises Inc as a whole default or becomes insolvent. Additionally, should there be a need for additional capital MHHC Enterprise is creditworthy with excellent credit rating with Dunn and Bradstreet and Experian Business. MHHC corporate policy is to build a 40% reserve on all premiums sold, even when risk assessment requires 25% reserve retention.

Going Concern

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms if at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Unregistered Sales of Equity Securities and Use of Proceeds

On May 7, 2021, the Company issued 4,000,000 shares to its management as founders of the new business operations at par value.

On June 13, 2019, the Company issued 600,000,000 shares of common stock (pre reverse stock split) to Raymond MacKay for services rendered for our subsidiary

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the year ended December 31, 2019 and the quarter ended September 30, 2020 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Legal Matters

The Company has no pending legal matters at this time. However, as warranty provider, we do, from time to time, become parties to legal claims regarding denials of claims.

BUSINESS

This Offering Circular includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Offering Circular, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

MHHC Enterprises, Inc., (the “Company”) is a diversified holding company whose core businesses are presently composed of two subsidiaries, MHHC Warranty and Services, Inc. and MHHC Reinsurance, Inc. MHHC Reinsurance, Inc. supports the underwriting of the Warranty Services provided by MHHC Warranty Services, Inc. Over the past three years the Company has been undergoing a redevelopment of its business with modest revenue growth and reinvestment into the company in support of its efforts to expand its warranty services and develop new means to horizontally expand its revenue offerings that should allow for the synergistic integration of other services.

The Company’s current primary revenues are generated through the sale of extended services contracts (“ESC”) sold through more than 1,000 retail locations in the United States and online over various ecommerce websites and portals. The Company’s ESC’s warranty services provide original equipment manufacturers (“OEM”) customers with extended warranties for consumer electronics and other related products that are supported with help desk and other warranty administration support. These consumer electronics include but are not limited to, televisions, laptop computers, cell phones and surge protectors by way of example. A significant portion of our warranties are sold to purchasers of household appliances at the point of sale. These warranties are ultimately sold to consumers at the point of sale of the electronic products. The Company’s clients currently include OEM’s, retailers, underwriters and third-party administrators (“TPA’s). The Company presently uses a pricing model that is based upon a valued oriented going rate pricing strategy that competitively positions the company in a defensive posture again marketplace peers.

In an effort to accelerate the growth of the Company’s ESC services, the Company is currently undertaking an expansion strategy to develop, build, and license an online ecommerce platform that will allow us to sell products that are directly linked with our ESC warranty services, in a streamlined easy to use customer focused process.

Through a new wholly owned subsidiary, ONBLi, Inc., the Company’s goal over the next several years is to develop, build, license, and potentially look opportunistically to acquire, ecommerce websites, which we can synergistically link products offered through ONBLi, with our warranty services offered through MHHC Enterprises, Inc. We are initially looking at offering products and goods that lend themselves to our warranty services such as consumer goods. Additional financing maybe required to support our expansion strategy depending upon the rate of success of our initial efforts and opportunities that may arise in support of our strategy in the near term. Such additional financing has not yet been identified and there are no assurances that such financing will be available to the Company.

Company History

MHHC Enterprises, Inc (the “Company”) was incorporated in Nevada on February 6, 2004 as Aquagen International, Inc. On July 7, 2005, the Company changed its name to Hoodia International, Inc., and on March 19, 2008 it changed its name to Oceanic Research and Recovery, Inc. In early 2016, the Company was placed into custodianship by the courts of Nevada under a cause of action brought by shareholders as management had abandoned the Company. In August of 2017, the Company acquired/merged with McCusker & Company, Inc., changing the name of the Company to McCusker Holdings, Inc. The Company began operations providing product warranties directly to consumers. After the management team was replaced by Frank Hawley, our current CEO, the Company changed its name to MHHC Enterprises, Inc. in August of 2019.

Our Strategy

The Company currently works with various OEM’s, retailers, underwriters, and TPA’s either through retail outlets or through various ecommerce websites and portals. It is the Company’s strategy to build and develop, an ecommerce platform that will allow us to launch ecommerce portals and/or websites that will streamline the integration of our ESC warranty services with a cloud based platform that offers products that we may license, manage, or otherwise offer, with a linked ESC warranty service. These technology development efforts will include the development of a more user friendly search engine for the ecommerce sight that will be proprietary in nature and potentially boosts sales on the ecommerce sight. Additionally, the Company plans to develop software that links the eCommerce consumer to the purchase opportunity of MHHC Warranty and Service’s warranty products.

In developing, building, and integrating the technology to link its ESC warranty services with those other products, the Company believes it can leverage its current ESC warranty services and expand its reach, while developing other revenue streams.

In addition to capturing additional ESC warranty services, the development of new ecommerce portals and/or websites will additionally allow the company to expand into cloud based product sales and other related services. The Company believes that by expanding and selling additional products through ecommerce activities online that it can both enhance its customer reach, develop and link complementary services, expand its technological knowledge that will allow the Company to stay competitive and relevant in a fast pace changing marketplace that is quickly adopting new technologies and strategies, and quickly build critical mass in support of creating a sustainable corporate enterprise that can defend, endure, and thrive in the current evolving marketplace. A marketplace that requires the skills and knowledge of how to operate and sell to customers virtually in a cloud based environment.

Industry and Competitor Overview

The Company’s two distinct industries and its competitors within both its ESC Warranties business and proposed ecommerce linked expansion marketplace encompass a large variety of product types, service offerings, and delivery channels. The worldwide marketplace in which we intend to compete is evolving rapidly and intensely competitive. We will face a broad array of competitors from many different industry sectors around the world. We believe that the principal competitive factors in our businesses will include selection, price, and convenience, including fast and reliable fulfillment. Additional competitive factors will include the quality, speed, and reliability of our services and tools, as well as customers’ ability and willingness to change business practices. Some of our current and potential competitors have greater resources, longer histories, more customers, greater brand recognition, and greater control over inputs critical to our business. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict our access to supply, direct consumers to their own offerings instead of ours, lock-in potential customers with restrictive terms, and devote more resources to technology, infrastructure, fulfillment, and marketing. The Internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete. Our business is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions. We intend to use our flexibility and our subject matter expertise to adroitly adapt our ESC Warranty knowledge and integrate our current offerings with new ecommerce offerings that may allow us to differentiate ourselves from our competitors. We believe that this linked set of new offerings shall be enhanced by the opportunities offered from the rapidly evolving ecommerce marketplace.

Our specific industry and competitor overview in the ESC Warranties and Ecommerce marketplace is as follows:

ESC Warranties

Extended Warranty refers to any extension of manufacturer's warranty offered at the point of sale of products. It is also known as service contract/agreement and the cover only commences on completion of the original warranty. The market for extended warranty service is relatively fragment, the major players including Asurion, American International Group (AIG), Assurant, Allstate (SquareTrade), Amtrust, American Home Shield, Ally Financial, Allianz Global Assistance, Automobile Protection Corporation (APCO ), Endurance Warranty Services, CarShield, CARCHEX, Corporate Warranties India and so on. The top 5 players, namely Asurion, American International Group (AIG), Assurant, Allstate (SquareTrade) and Amtrust, account for more than 17% global market share in value in 2019. The global extended warranty service market size is projected to reach USD 134,120 million by 2026, from USD 94,660 million in 2020, at a CAGR of 6.0% during 2021-2026.

Ecommerce Platforms and Online Sales

Ecommerce (or electronic commerce) is the buying and selling of goods (or services) on the internet. It encompasses a wide variety of data, systems, and tools for online buyers and sellers including mobile shopping and online payment encryption. There are four traditional types of ecommerce, including Business to Consumer (“B2C”), Business to Business (“B2B”), Consumer to Business (“C2B”) and Consumer to Consumer (“C2C”). There is also Business to Government (“B2G”), but that is often lumped into B2B. The global retail e-commerce market size was valued at USD 4.25 trillion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 9.4% from 2020 to 2027. Increasing usage of smartphones and the convenience of purchasing daily essentials and luxury products from the comfort of home is primarily driving the growth. Moreover, the availability of a plethora of options, lower price compared to physical stores, and technology-enabled online trials of apparel and accessory are some of the other factors contributing to the burgeoning demand for retail e-commerce across the world. Additionally, the internet has revolutionized the retail industry by increasing the reach of retailers from the local area to overseas, allowing the business to reach the expediency of customer and increasing the cross-broader success. The prominent vendors competing in the market include Alibaba Group Holding Ltd, Amazon.com Inc.; Inter IKEA Systems B.V.; and Walmart Inc. but given the market’s size and breadth is made up of a very large number of small to large competitors. Companies within the marketplace are undergoing rapid and evolutionary changes in how they compete and work together. The companies are offering affordable products to cater to the demand for various goods such as grocery, office supplies, art supplies, footwear, and apparel and accessories among others. Moreover, the companies selling through ecommerce have opted for organic and inorganic growth strategies to strengthen their market position. For instance, in May 2019, the e-commerce platform Shopify acquired a New York-based wholesale good selling platform called “Handshake” to expand its service and product portfolio. Furthermore, in March 2020, IKEA partnered with Alibaba to open IKEA’s virtual store on Alibaba e-commerce platform called Tmall, which will help in reaching customers of China. The companies are utilizing ecommerce platforms and website are engaging in partnerships, mergers, and acquisitions, aiming to strengthen their product portfolio, improve their reach with a better chain across the countries and regions. For instance, In June 2018, IKEA partnered with Adidas, Lego, and Sonos to expand its product portfolio. Also, in May 2018, Walmart acquired Flipkart to expand its reach in the market, while maintaining the Flipkart brand to remain distinct from that of Walmart. Furthermore, in December 2018, Walmart entered into a partnership with Walmart under its revamping strategy to open its first eCommerce store in Japan. The company is strengthening its market position while competing at a global level with giants such as Alibaba and Amazon. The industry and the competitor profile is made up of an ever growing number of players that are developing and evolving new products and solutions that offer large growth opportunities among its participants.

Government Regulation

We are and given our plans to expand further into ecommerce subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, physical, e-commerce, and omnichannel retail, digital content, web services, electronic devices, artificial intelligence technologies and services, and other products and services that we currently or may offer to sell in the future. These regulations and laws cover taxation, privacy, data protection, copyrights, electronic device certification, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, registration, licensing, and information reporting requirements, the design and operation of websites, the characteristics, legality, and quality of products and services, product labeling and other matters. It is not clear how existing laws governing issues such data protection, and personal privacy apply to aspects of our operations such as the Internet, e-commerce, digital content, web services, electronic devices, and artificial intelligence technologies and services.

Employees

As of September 30, 2020, the Company currently has two full time employees and 1 part time.

Property

The Company utilizes a virtual office as its mailing address. However, the operations of the Company are conducted from the homes of our executive team.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. C. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Frank Hawley	65	2017	Director, CEO
Raymond MacKay	65	2018	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Frank Hawley – Director/CEO

Frank Hawley brings years of leadership and executive management experience to his role as Chief Executive Officer of MHHC Enterprises, Inc. He formerly served as a Policy and Budget Manager for a governmental agency in the State of Washington where he was an executive level senior policy advisor for strategic statewide policy issues. He focused on leading his team to consistently managing key initiatives, planning and strategic decisions.. His tenured experience includes developing, implementing, and managing multi-million-dollar operating budgets. Prior to that, he also served as a Licensing Division Manager where he had oversight of key compliance, licensing, and policy issues. He oversaw leading a team of 30 team members while strategically allocating scarce resources and prioritizing business initiatives for organizational success. His extensive accomplishments included the mechanization of many financial and point-of-sales transactions that reduce overhead, streamlined the collection of $100-million in revenues, and established a 600-point of sales agent network for the State. Mr. Hawley also has had an extensive management career at AT&T working at corporate headquarters in operations, engineering, in addition too regional sales and marketing. During his career with the Fortune 100 firm, he had experience developing and implementing complex computer telephony integrated networks for large and complex global enterprises. In his role as CEO of MHHC Enterprises, Inc., Mr. Hawley has led the company’s growth through its primary subsidiary MHHC Warranty and Services, Inc., and has overseen the Company’s OTC compliance and overall development.

Raymond MacKay – Director

Raymond MacKay was raised in South Carolina where he attended and graduated from Furman University with a Bachelor of Arts degree in 1978. Later he graduated from the University of South Carolina Law School with a Juris Doctorate degree in 1982. He has worked his entire career as primarily a sole practitioner focusing on trial work as well as corporate work in Anderson, South Carolina. Besides maintaining his general law practice he also served as Assistant Solicitor for the Tenth Judicial Circuit of South Carolina and also as Municipal Court Judge for the City of Anderson, SC. He has served on the Board of Directors for MHHC Enterprises since 2018 as well as CEO of MHHC Warranty and Service Inc. In that capacity he has overseen the company's expansion into additional state jurisdictions and the development of its regulatory compliance system.

Executive Compensation

Name	Capacity in which Compensation was received (1)		Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Frank Hawley	CEO/President	2020	74,702	0	74,702
		2019
		2018
Raymond MacKay	Subsidiary CEO	2020	56,777	0	56,777
		2019
		2018
TOTALS			131,479		131,479

(1)	Year to date compensation.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no related party transactions to report.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of June 15, 2021, and in anticipation of a dividend at a rate of 10:1 for each holder of common stock, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering
Frank Hawley	Series A Preferred (1)	250,000	50	55,241,327	33.56%	25.50%
	Common Stock	24,350,139	44.98%	24,350,139	14.79%	13.19%
Raymond MacKay	Series A Preferred (1)	250,000	50	55,241,327	33.56%	25.50%
	Common Stock	23,385,406	43.20%	23,385,406	14.21%	12.67%
All Officers and Directors				158,218,198	96.11%	76.86%

(1)	The Series A Preferred Shares have an aggregate voting right to 51% of the total voting rights at any given time.
(2)	The number of common stock are calculated on an assumption of a dividend of 10 shares for each share of common stock held.
(3)	The shares held by our executives consisting of 2,000,000 that are subject to a 2 year vesting period, and may be canceled if the executive terminates their relationship with the Company.

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Preferred Stock

We have designated 500,000 shares of Series A Preferred Stock, par value $0.0001, of which we currently have 500,000 shares issued and outstanding.

Voting

Except as otherwise provided herein or by law, the shares of the Series A Preferred Stock shall be entitled to vote with the shares of the Company’s Common Stock at any annual or special meeting of the stockholders of the Company. Together, collectively and in their entirety, all Holders of Series A Preferred Stock shall have voting rights equal to exactly fifty-one percent (51%) of all voting rights available at the time of any vote. The Holders of Series A Preferred Stock, through the ownership of this Series A Preferred Stock, have the voting power to act on behalf of the Company, to call a special meeting of the shareholders, to remove and/or replace the Board of Directors or management or any individual members thereof in the event that one or more of the foregoing has done, or failed to do, anything which, in his sole judgment, will materially and adversely impact the business of the Company in any manner whatsoever, including, but not limited to, any violations of any state or federal securities laws, or any action which could cause the bankruptcy, dissolution, or other termination of the Company.

Conversion Rights

The Series A Preferred Stock have no conversion rights.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders shall be entitled to receive out of the assets of the Company whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the holder's pro rata share of the assets and funds of the Company to be distributed, less any amount of indebtedness of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be distributed among the holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Transfer Online, Inc. with offices 512 SE Salmon Street, Portland, OR 97214. They can be found online at: www.transferonline.com. Transfer Online is duly registered with the Securities and Exchange Commission.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 74,136,500 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 741,365 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the Offering Circular to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 20,000,000 shares of its Common Stock. The Company will determine a final offer price within 2 days of Qualification which shall be between $0.01 and $1.00 totaling 20,000,000 shares.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 20,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

PART III EXHIBITS

EXHIBIT INDEX

Exhibit No.	Document Title	Date of File
2.1	Articles of Incorporation	02/01/2004
2.2	Bylaws	N/A
2.3	Certificate of Designation	02/06/2004
2.4	Certificate of Amendment	11/23/2004
2.5	Certificate of Amendment	07/07/2005
2.6	Certificate of Amendment	03/19/2008
2.7	Certificate of Amendment	04/09/2010
2.8	Certificate of Amendment by Custodian	10/17/2016
2.9	Amended and Restated Articles	10/17/2016
2.10	Certificate of Amendment	03/13/2017
2.11	Certificate of Amendment	03/21/2017
2.12	Certificate of Amendment	04/06/2017
2.13	Certificate of Amendment	06/14/2017
2.14	Certificate of Amendment	08/22/2017
2.15	Certificate of Correction	11/01/2017
2.16	Certificate of Amendment	08/16/2018
2.17	Certificate of Designation	04/25/2019
2.18	Amended and Restated Articles	09/26/2020
2.19	Certificate of Change Pursuant to NRS 78.209 (stock split)	09/23/2020
4.1	Subscription Agreement	N/A
7.1	Articles of Merger (incl. plan of merger)	06/15/2017
12.1	Consent of Issuer’s Counsel	N/A

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Olympia, Washington on this 21st day of June 2021.

By:	/s/ Frank Hawley
Frank Hawley Chief Executive Officer Principal Financial Officer Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Frank Hawley
Frank Hawley Chief Executive Officer Principal Financial Officer Principal Accounting Officer

By:	/s/ Frank Hawley
Frank Hawley Director

By:	/s/ Raymond MacKay
Raymond MacKay Director

INDEX TO FINANCIAL STATEMENTS

MHHC Enterprises, Inc.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONSOLIDATED FINANCIAL STATEMENTS

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019

Assets

Current assets:
Cash	$173,068	$15,700
Accounts receivable	143,632	93,962
Prepaid expenses and other current assets	—	692

Total current assets	316,700	110,354

Property and equipment, net	1,167	—

Total assets	$317,867	$110,354

Liabilities and shareholders' deficit

Current liabilities:
Accounts payable	$32,246	$42,577
Accrued expenses	23,538	7,816
Deferred revenue	1,187,454	972,124
Warranty reserve liability	3,039	3,788
Total current liabilities	1,246,277	1,026,305

Notes payable	255,800	—

Total liabilities	1,502,077	1,026,305

Commitments and contingencies - See Note 6

Stockholders' deficit:

Preferred stock, par value $0.001 per share; 25,000,000 shares authorized;
500,000 shares issued and outstanding	500	500
Common stock, par value $0.001 per share; 200,000,000 shares authorized;
921,500 shares issued and outstanding	922	922
Additional paid-in capital	9,582,366	9,582,366
Accumulated deficit	(10,767,998)	(10,499,739)

Total stockholders' deficit	(1,184,210)	(915,951)

Total liabilities and stockholders' deficit	$317,867	$110,354

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020	2019

Net revenues	$317,049	$290,030
Claims and warranty expense	135,132	221,802
Gross profit	181,917	68,228

Operating expenses:
General and administrative	446,095	375,101
Total operating expenses	446,095	375,101

Operating loss	(264,178)	(306,873)

Other income (expense), net	(4,081)	(3,922)

Loss before income taxes	(268,259)	(310,795)

Provision for income taxes	—	—

Net loss	$(268,259)	$(310,795)

Earnings per share:
Basic and diluted	$(0.29)	$(0.35)

Weighted average number of common and
common equivalent shares outstanding:
Basic and diluted	921,500	881,070

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2018	500,000	$500	840,418	$841	$9,462,447	$(10,188,944)	$(725,156)

Common stock issued for services	—	—	81,082	81	119,919	—	120,000

Net loss	—	—	—	—	—	(310,795)	(310,795)

Balance - December 31, 2019	500,000	500	921,500	922	9,582,366	(10,499,739)	(915,951)

Net loss	—	—	—	—	—	(268,259)	(268,259)

Balance - December 31, 2020	500,000	$500	921,500	$922	$9,582,366	$(10,767,998)	$(1,184,210)

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(268,259)	$(310,795)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Share-based compensation	—	120,000
Depreciation and amortization	973	—
Interest and amortization of debt discount	4,102	3,362
Changes in operating assets and liabilities:
Accounts receivable	(49,670)	143,479
Prepaid expenses and other current assets	692	(692)
Accounts payable	(14,433)	(107,377)
Accrued expenses	15,722	4,012
Deferred revenue	215,330	178,738
Warranty reserve liability	(749)	1,326
Net cash provided by (used in) operating activities	(96,292)	32,053

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,140)	—
Net cash used in investing activities	(2,140)	—

Cash Flows From Financing Activities:
Bank overdraft	—	(117)
Repayments of loan payable	—	(1,958)
Proceeds from notes payable	255,800	—
Repayments of notes payable	—	(14,278)
Net cash provided by (used in) financing activities	255,800	(16,353)

Net increase in cash	157,368	15,700

Cash at beginning of year	15,700	—

Cash at end of year	$173,068	$15,700

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$560
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 OVERVIEW

MHHC Enterprises, Inc. (“MHHC” or the “Company”) offers its Extended Service Contract (ESC’s) in over 1,000 retail locations and online as well. MHHC is a provider of help desk and warranty insurance administration services for a wide variety of industries and consumers. Additionally, our organization creates and specializes service programs for a variety of manufacturers and commercial construction industries like heating, ventilating and air conditioning (HVAC). MHHC is a provider of call center "on-shoring" by creating jobs in the United States for professional phone representatives, including both sales and customer service employees. Our call center processes claims and service calls by skilled professionals consistently offering warranty support solutions for a variety of businesses. MHHC prides itself in offering troubleshooting solutions over the phone and developing processes to eliminate overhead costs of shipping and timely repairs on approved claims. The highly skilled staff at MHHC consistently provide mission-critical solutions and results that assist industries and manufacturers in driving down warranty support and repair costs for their organization.

NOTE 2 ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts, depreciable lives of property and equipment, valuation of loss contingencies, valuation of stock-based compensation and the valuation allowance on deferred tax assets. Actual results may differ from these estimates.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of MHHC Enterprises, Inc. and its wholly owned subsidiaries (MHHC Warranty and Services, Inc., MHHC Reinsurance, Inc. and ONBLi, Inc.). All significant intercompany transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020 and 2019. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. At December 31, 2020 and 2019, the uninsured balances amounted to $0.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of unsecured trade accounts with customers. The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts, and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company has not historically experienced significant credit or collection problems with its customers. At December 31, 2020 and 2019, no allowance for doubtful accounts relating to the Company’s accounts receivable was deemed necessary.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment consists of computer equipment and is recorded at cost. Repairs and maintenance costs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. The estimated useful life for computer equipment is three years.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Income Taxes

The Company accounts for its income taxes in accordance with accounting principles generally accepted in the United States of America, which requires, among other things, recognition of future tax benefits and liabilities measured at enacted rates attributable to temporary differences between financial statement and income tax bases of assets and liabilities and to net tax operating loss carryforwards to the extent that realization of these benefits is more likely than not. The Company periodically evaluates the realizability of its net deferred tax assets. The Company’s policy is to account for interest and penalties relating to income taxes, if any, in “income tax expense” in its consolidated statements of operations and include accrued interest and penalties within “accrued liabilities” in its consolidated balance sheets, if applicable. For the years ended December 31, 2020 and 2019, no income tax related interest or penalties were assessed or recorded.

Revenue Recognition and Deferred Revenue

The Company follows Accounting Standards Codification 606 (ASC 606). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Revenues consist of warranty fees derived from extended warranties and manufacturer warranties on general consumer electronic goods, which include residential appliances, audio and visual equipment and small consumer handheld electronics. The extended warranties are sold wholesale to agents that resell them to direct retail outlets. Extended warranty revenue is recognized pro-rata over the applicable extended warranty period, ranging from one to five years. The extended warranty period begins at the end of the manufacturer’s warranty period, which typically lasts one year. The manufacturer warranties are serviced by guaranteeing products to the consumer on behalf of the manufacturer.

Deferred revenue represents the amount of extended warranty fees received in excess of the portion recognized as revenue and it is included in current liabilities in the accompanying consolidated balance sheets.

For customers for which the Company is providing warranty coverage as if it were the manufacturer (standard warranties), revenue is recognized immediately. Concurrently, a warranty reserve liability equal to the estimated future claims is also recognized. There are no separate performance obligations.

Cost of Revenues

Cost of revenues includes claims and warranty expense. For extended warranties, claims expense is recognized as claims occur and is recognized in the period in which the claim originates. For manufacturer warranties, warranty expense is recognized at the beginning of the warranty period to establish a warranty reserve liability. Claims for manufacturer warranties reduce the warranty reserve liability.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $2,144 and $398 for the years ended December 31, 2020 and 2019, respectively.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation Expense

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock- based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black- Scholes option pricing model, which includes variables such as the expected volatility of the Company’s share price, the exercise behavior of its grantees, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. In the case of awards with multiple vesting periods, the Company has elected to use the graded vesting attribution method, which recognizes compensation cost on a straight-line basis over each separately vesting portion of the award as if the award was, in substance, multiple awards.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for the Company on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

FASB Accounting Standards Updates (“ASU”) 2017-04 (Topic 350), “Intangibles – Goodwill and Others” – Issued in January 2017, ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 became effective for the Company on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

FASB ASU 2017-01 (Topic 805), “Business Combinations: Clarifying the Definition of a Business” – Issued in January 2017, ASU 2017-01 revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. This guidance was effective for the Company in the first fiscal quarter of 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

FASB ASU 2016-02, Leases (Topic 842) – ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize, in the statement of financial position, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all non-public business entities upon issuance. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations.

FASB ASU No. 2018-07 (Topic 718), “Compensation – Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting” – Issued in June 2018, ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The new standard became effective for the Company as of January 1, 2019. The adoption of this guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation are summarized in the table below:

December 31,

	2020	2019
Computer equipment	$2,140	$—
Property and equipment, cost	2,140	—
Less: accumulated depreciation	(973)	—
Property and equipment, net	$1,167	$—

Depreciation expense was $973 and $0 for the years ended December 31, 2020 and 2019, respectively.

NOTE 4 ACCRUED EXPENSES

Accrued expenses and other current liabilities are summarized in the table below:

December 31,

	2020	2019
Accrued payroll and related costs	$7,895	$—
Accrued interest payable	4,102	—
Other	11,541	7,816
Accrued expenses	$23,538	$7,816

NOTE 5 COMMITMENTS AND CONTENGIENCES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2020, except as discussed below, there were no other pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our consolidated operations and there are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

NOTE 6 STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock , par value $0.001 per share. As of December 31, 2020 and 2019, there were 500,000 shares of Preferred Stock outstanding.

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share.

On July 1, 2019, the Company issued 81,082 common shares to an officer, having an aggregate fair value of $120,000, for services rendered.

On November 3, 2020, the Company effected 7,400-for-1 reverse split of its common stock. All references to common shares and per-share data for all periods presented in this report have been retroactively adjusted to give effect to this reverse split.

NOTE 7 CONCENTRATIONS

Concentration of Revenues

For the years ended December 31, 2020 and 2019, one customer accounted for 95.7% and 90.9%, respectively, of the Company’s net revenues.

Concentration of Accounts Receivable

One customer accounted for 98.3% and 98.9% of the Company's accounts receivable at December 31, 2020 and 2019, respectively.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
		(as Restated)
Assets

Current assets:
Cash	$124,565	$173,068
Accounts receivable	198,502	143,632
Prepaid expenses and other current assets	—	—

Total current assets	323,067	316,700

Property and equipment, net	1,637	1,816

Total assets	$324,704	$318,516

Liabilities and shareholders' deficit

Current liabilities:
Accounts payable	$59,831	$34,059
Accrued expenses	27,037	23,538
Deferred revenue	1,247,952	1,187,454
Warranty reserve liability	3,139	3,039
Total current liabilities	1,337,959	1,248,090

Notes payable	291,500	255,800

Total liabilities	1,629,459	1,503,890

Commitments and contingencies - See Note 6

Stockholders' deficit:

Preferred stock, par value $0.001 per share; 25,000,000 shares authorized;
500,000 shares issued and outstanding	500	500
Common stock, par value $0.001 per share; 200,000,000 shares authorized;
921,500 shares issued and outstanding	922	922
Additional paid-in capital	9,582,366	9,582,366
Accumulated deficit	(10,888,543)	(10,769,162)

Total stockholders' deficit	(1,304,755)	(1,185,374)

Total liabilities and stockholders' deficit	$324,704	$318,516

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2021	2020

Net revenues	$118,800	$71,845
Claims and warranty expense	55,730	33,085
Gross profit	63,070	38,760

Operating expenses:
General and administrative	180,052	69,171
Total operating expenses	180,052	69,171

Operating loss	(116,982)	(30,411)

Other income (expense), net	(2,399)	—

Loss before income taxes	(119,381)	(30,411)

Provision for income taxes	—	—

Net loss	$(119,381)	$(30,411)

Loss per share:
Basic and diluted	$(0.13)	$(0.03)

Weighted average number of common and
common equivalent shares outstanding:
Basic and diluted	921,500	921,500

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

 FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2020 (as Restated)	500,000	$500	921,500	$922	$9,582,366	$(10,769,162)	$(1,185,374)

Net loss	—	—	—	—	—	(119,381)	(119,381)

Balance - March 31, 2021	500,000	$500	921,500	$922	$9,582,366	$(10,888,543)	$(1,304,755)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2019	500,000	$500	921,500	$922	$9,582,366	$(10,499,739)	$(915,951)

Net loss	—	—	—	—	—	(30,411)	(30,411)

Balance - March 31, 2020	500,000	$500	921,500	$922	$9,582,366	$(10,530,150)	$(946,362)

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(119,381)	$(30,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	179	—
Interest	2,406	—
Changes in operating assets and liabilities:
Accounts receivable	(54,870)	(31,296)
Prepaid expenses and other current assets	—	249
Accounts payable	23,366	(1,535)
Accrued expenses	3,499	(3,624)
Deferred revenue	60,498	54,091
Warranty reserve liability	100	141
Net cash used in operating activities	(84,203)	(12,385)

Cash Flows From Financing Activities:
Proceeds from notes payable	35,700	—
Net cash provided by financing activities	35,700	—

Net decrease in cash during the period	(48,503)	(12,385)

Cash at beginning of the period	173,068	15,700

Cash at end of the period	$124,565	$3,315

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

NOTE 1 NATURE OF OPERATIONS

Overview

MHHC Enterprises, Inc. (“MHHC” or the “Company”) offers Extended Service Contract (ESC’s) in over 1,000 retail locations and online as well. MHHC is a provider of help desk and warranty insurance administration services for a wide variety of industries and consumers. Additionally, our organization creates customized service programs for a variety of manufacturers and commercial construction industries such as heating, ventilating and air conditioning (HVAC). MHHC is a provider of call center "on-shoring" by creating jobs in the United States for professional phone representatives, including both sales and customer service employees. Our call center processes claims and service calls by skilled professionals that provide warranty support solutions for a variety of businesses. MHHC prides itself in offering troubleshooting solutions over the phone and developing processes to eliminate overhead costs of shipping and timely repairs on approved claims. The highly skilled staff at MHHC consistently provide mission-critical solutions and results that assist industries and manufacturers in driving down warranty support and repair costs for their organizations.

Basis of Presentation

The interim unaudited condensed financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of the Company’s management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company’s management believes the disclosures are adequate to make the information presented not misleading.

The condensed balance sheet information as of December 31, 2020 was derived from the Company’s annual financial statements for the year ended December 31, 2020 (“2020 Annual Report”), filed on March 31, 2021. These interim unaudited condensed financial statements should be read in conjunction with the 2020 Annual Report. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the entire fiscal year or for any other period.

NOTE 2 ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts, depreciable lives of property and equipment, valuation of loss contingencies, valuation of stock- based compensation and the valuation allowance of deferred tax assets. Actual results may differ from these estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of MHHC Enterprises, Inc. and its wholly owned subsidiaries (MHHC Warranty and Services, Inc., MHHC Reinsurance, Inc. and ONBLi, Inc.). All significant intercompany transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2021 and December 31, 2020. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of

$250,000 per bank. At March 31, 2021 and December 31, 2020, the uninsured balances amounted to $0. Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of unsecured trade accounts with customers. The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts, and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company has not historically experienced significant credit or collection problems with its customers. At March 31, 2021 and December 31, 2020, no allowance for doubtful accounts relating to the Company’s accounts receivable was deemed necessary.

Property and Equipment

Property and equipment consists of computer equipment and is recorded at cost. Repairs and maintenance costs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. The estimated useful life for computer equipment is three years.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Intangible assets are stated at cost and reviewed annually to examine any impairments, usually assuming an estimated useful life of three to five years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Income Taxes

The Company accounts for its income taxes in accordance with accounting principles generally accepted in the United States of America. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance

MHHC ENTERPRISES, INC. AND SUBSIDIARIES

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

The Company’s policy is to account for interest and penalties relating to income taxes, if any, in “income tax expense” in its consolidated statements of operations and include accrued interest and penalties within “accrued liabilities” in its consolidated balance sheets, if applicable. During the periods presented, no income tax related interest or penalties were assessed or recorded.

Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Revenues consist of warranty fees derived from extended warranties and manufacturer warranties on general consumer electronic goods, which include residential appliances, audio and visual equipment and small consumer handheld electronics. The extended warranties are sold wholesale to agents that resell them to direct retail outlets. Extended warranty revenue is recognized pro-rata over the applicable extended warranty period, ranging from one to five years. The extended warranty period begins at the end of the manufacturer’s warranty period, which typically lasts one year. The manufacturer warranties are serviced by guaranteeing products to the consumer on behalf of the manufacturer.

Deferred revenue represents the amount of extended warranty fees received in excess of the portion recognized as revenue and it is included in current liabilities in the accompanying consolidated balance sheets.

For customers for which the Company is providing warranty coverage as if it were the manufacturer (standard warranties), revenue is recognized immediately. Concurrently, a warranty reserve liability equal to the estimated future claims is also recognized. There are no separate performance obligations.

Cost of Revenues

Cost of revenues includes claims and warranty expense. For extended warranties, claims expense is recognized as claims occur and is recognized in the period in which the claim originates. For manufacturer warranties, warranty expense is recognized at the beginning of the warranty period to establish a warranty reserve liability. Claims for manufacturer warranties reduce the warranty reserve liability.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $750 and $598 for the three months ended March 31, 2021 and 2020, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model, which includes variables such as the expected volatility of the Company’s share price, the exercise behavior of its grantees, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. In the case of awards with multiple vesting periods, the Company has elected to use the graded vesting attribution method, which recognizes compensation cost on a straight-line basis over each separately vesting portion of the award as if the award was, in substance, multiple awards.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes certain disclosure requirements, including the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. ASU 2018-13 also adds disclosure requirements, including changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments on changes in unrealized gains and losses, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-13 became effective for the Company on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

FASB Accounting Standards Updates (“ASU”) 2017-04 (Topic 350), “Intangibles – Goodwill and Others” – Issued in January 2017, ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 became effective for the Company on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation are summarized in the table below:

	March 31,	December 31,
	2021	2020
Computer equipment	$ 2,140	$ 2,140
Property and equipment, cost	2,140	2,140
Less: accumulated depreciation	(503)	(324)
Property and equipment, net	$ 1,637	$ 1,816

Depreciation expense was $179 and $0 for the three months ended March 31, 2021 and 2020, respectively.

NOTE 4 ACCRUED EXPENSES

Accrued expenses and other current liabilities are summarized in the table below:

	March 31,	December 31,
	2021	2020
Accrued payroll and related costs	$ 9,734	$ 7,895
Accrued interest payable	6,508	4,102
Other	10,795	11,541
Accrued expenses	$ 27,037	$ 23,538

NOTE 5 NOTES PAYABLE

On February 17, 2021, the Company received proceeds of $35,700 from a PPP note. The note has a maturity date of February 17, 2026 and bears 1% interest per annum. As of March 31, 2021, the Company owed $35,700 in principal and $41 in accrued interest on this note.

As of March 31, 2021 and December 31, 2020, the remaining carrying value of notes payable was $291,500 and $255,800, respectively. As of March 31, 2021 and December 31, 2020, accrued interest payable of $6,508 and $4,102, respectively, was outstanding on the notes.

NOTE 6 COMMITMENTS AND CONTENGIENCES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of March 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our consolidated operations and there are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

NOTE 6 STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.001 per share.

As of March 31, 2021 and December 31, 2020, there were 500,000 shares of Preferred Stock outstanding. Common Stock

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share.

NOTE 7 CONCENTRATIONS

Concentration of Revenues

During the three months ended March 31, 2021 and 2020, one customer accounted for 98.3% and 96.1%, respectively, of the Company’s net revenues.

Concentration of Accounts Receivable

At March 31, 2021 and December 31, 2020, one customer accounted for 99.5% and 98.3%, respectively, of the Company's accounts receivable.